Exhibit 10.1

February 28, 2014

Mr. Hank Ratner

The Madison Square Garden Company

Two Pennsylvania Plaza

New York, New York 10121

Re: Transition

Dear Hank,

The board of directors of The Madison Square Garden Company (the “Company”) appreciates that you will now serve in a new employment capacity as Vice Chairman of the Company and looks forward to your expected service as a fellow director.

For good and valuable mutual consideration, you and the Company agree to the following:

1. Your new title is Vice Chairman.

2. Other than your new title (or as otherwise modified by this Letter), your existing Employment Agreement will continue to govern your compensation and benefits through the Scheduled Expiration Date of that agreement (December 31, 2014), in a manner consistent with prior years and in accordance with past practices.

3. Upon the Scheduled Expiration Date (if you remain employed by the Company through such date and without regard to whether you continue to be employed by the Company after such date), you shall be entitled to the payments and benefits under your existing Employment Agreement as if your employment had been terminated by “Mutual Consent” immediately prior to the Scheduled Expiration Date (and treating December 2014 as a full calendar month employed).

4. If, prior to the Scheduled Expiration Date, your employment with the Company is terminated:

i.	by the Company or by you with “Good Reason” such termination shall be considered to be by “Mutual Consent” and deemed to occur immediately prior to the Scheduled Expiration Date (determined as if you worked through such date); or

ii.	otherwise (including by you without “Good Reason”), such termination shall be considered to be by “Mutual Consent” calculated as of the date of such termination, provided that, under this clause (ii), “Mutual Consent” benefits would not apply to any long-term cash or equity award granted to you after the date of this letter unless your termination is as a result of death or disability.

THE MADISON SQUARE GARDEN COMPANY

TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

TEL 212-465-6000

Mr. Hank Ratner	Page 2

5. In accordance with your existing Employment Agreement, a “Mutual Consent” termination shall entitle you to the payments and benefits set forth in Paragraph 9 of your Employment Agreement, subject to compliance with the conditions of that paragraph (including that “Cause” does not exist) and provided that there will be no duplication of any annual bonus you earn with respect to fiscal 2015. In addition, in the case of a termination under Section 4(i) of this letter for which you satisfy the conditions for payments and benefits set forth in Paragraph 9, you will also become entitled to payments, benefits and awards (including the equivalent value of amounts/awards referenced in Section 2) as if your employment continued through the Scheduled Expiration Date and no later than otherwise due. The Company will comply with the “Rabbi Trust” and other 409A obligations of your Employment Agreement in connection with any such obligations at the earlier of your date of termination or December 31, 2014.

6. After the Scheduled Expiration Date, you will continue as Vice Chairman under the Employment Agreement, on such terms and conditions as may be mutually agreed from time to time. In any case, you and the Company agree that Paragraph 31 of your Employment Agreement will apply effective at the Scheduled Expiration Date; provided that following the Scheduled Expiration Date (1) Paragraphs 10 through 13 of your Employment Agreement will not provide you with any payments or benefits other than as contemplated by Section 3 and Section 4 of this letter and (2) nothing in Paragraph 31 of your Employment Agreement will limit Section 3 of this letter.

7. Your transition is effective as of the date of this letter, and as of that date you will no longer be an executive officer of the Company. Subject to Annex A, which is a part of this letter, capitalized terms used and not defined in this letter will have the meanings set forth in the Employment Agreement. Any controversy or claim between you and the Company arising out of or relating to or concerning this letter will be an Employment Matter. This letter does not reduce the Company’s indemnification obligations to you or your coverage under the Company’s D&O policies.

*                    *                     *

The board looks forward to your continued service.

The Madison Square Garden Company

/s/ James L. Dolan
By:	James L. Dolan

Accepted as of the date hereof:

/s/ Hank Ratner
By:	Hank Ratner

THE MADISON SQUARE GARDEN COMPANY

TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

TEL 212-465-6000

Annex A

Your Employment Agreement is amended effective the date of this letter such that the following terms have the meanings indicated:

1.	Cause

“Cause” means any of the following: (1) your continued and willful refusal to perform your duties under the Employment Agreement, as modified by this letter, after demand for performance has been given by the Compensation Committee in writing that specifically identifies how you have not performed your duties and you have had a 30 day period to cure; (2) your willful engagement (in connection with the business of the Company) in illegal conduct or in gross misconduct, in either case, that is materially and demonstrably injurious to the Company; or (3) your conviction of, or plea of guilty or nolo contendere to, a felony.

For this definition, (1) any assertion of Cause by the Company will require the action of the Compensation Committee (and you shall be permitted to meet with the Compensation Committee with your counsel present before a Cause determination is finalized) and (2) no act or omission by you will be determined to be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Company. In addition, if the Company does not terminate your employment within 90 days after any senior executive officer of the Company (other than you) has knowledge that an event potentially constituting Cause has occurred, the event will no longer constitute Cause.

2.	Competitive Entity

“Competitive Entity” means (1) (A) the Brooklyn Nets, New York Islanders or NJ Devils, (B) the YES Network or SNY, or (C) the Barclays Center, IZOD Center, Prudential Center or Nassau Coliseum, and (2) any person or entity that owns any of the businesses described in clause (1) above, provided that a person or entity shall not be considered a Competitive Entity if the businesses described in clause (1) above do not generate greater than 10% of the revenues or constitute greater than 10% of the asset value of such person or entity and you are not directly participating in (X) material and regular strategic direction related primarily to the businesses identified in clause (1) above or (Y) day to day operational activities directly related to the businesses identified in clause (1) above. The post-employment restrictive covenant provisions of your Employment Agreement shall commence on the earlier of your date of termination or December 31, 2014 (although all company policies will continue to apply to your employment).

3.	Good Reason

Termination for Good Reason means that (1) without your written consent, (A) your base salary or bonus target as an employee is reduced, (B) the Company requires that your principal office be located outside of Nassau County or Manhattan, (C) the Company materially breaches its obligations to you under the Employment Agreement as modified by this letter, (D) you are no longer the Vice Chairman of the Company (E) you report directly to someone other than the Chairman (or the Executive Chairman)

THE MADISON SQUARE GARDEN COMPANY

TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

TEL 212-465-6000

Mr. Hank Ratner	Page 4

or (F) you are assigned responsibilities materially inappropriate for the role of Vice Chairman, (2) you have given the Company written notice, referring specifically to this definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment within 90 days following the happening of the action described in subsection (1) above.

THE MADISON SQUARE GARDEN COMPANY

TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

TEL 212-465-6000